Exhibit 10.11

INDEPENDENT CONTRACTOR AGREEMENT

The parties to this Independent Contractor Agreement ("Agreement") are James E. Horswill ("Contractor") and microHelix, Inc. and Moore Electronics, Inc. (together, the "Company").

The parties agree as follows:

1.           Effective Date; Term.

This Agreement is effective, and Contractor will commence performing services for the Company, on September 24, 2007 (the "Effective Date").  The term of this Agreement will continue for a minimum of three months and thereafter until terminated by either party upon fifteen days' prior written notice.

2.           Job Description.

During the term of this Agreement, Contractor will serve as the President, Chief Financial Officer and Secretary of the Company, and will have the normal duties, responsibilities, functions and authority of such officers, subject to the power and authority of the Board of Directors of the Company to expand or limit such duties, responsibilities, functions or authority.  Contractor will report to the Board of Directors of microHelix, Inc.  During the term of this Agreement, Contractor will devote his best efforts and his full business time and attention to the business and affairs of the Company.  Contractor will perform his duties, responsibilities, functions and authority to the Company in a diligent, trustworthy, professional and efficient manner and will comply with the Company's policies and procedures in all material respects.

3.           Compensation.  Contractor will be compensated with a payment of $11,000 per month ($500 per working day if pro-rated for time off on working days or partial months).  In addition, Contractor will be eligible for a performance incentive of up to $15,000 after delivery of the 10Q quarterly reports for Q1/Q2/Q3 2007, the 2007 audit completion and the associated 10K annual filing, completed and filed federal and state taxes, completion of the unsecured debt restructuring for the Company, proxy statement filing, and completion of the appropriate registration statement for the Company   Payments will be made on the 15th and the last day of each month for the previous half month’s or pro-rated partial month’s services.

4.           Independent Contractor Status.

Contractor agrees that he is an independent contractor to the Company.  Contractor agrees that because he is an independent contractor and not an employee of the Company, the Company will not withhold any sums payable under this Agreement in order to pay Federal or state taxes or FICA or FUTA payment obligations with respect to fees paid to Contractor under this Agreement, all of which obligations will be Contractor's sole responsibility.

5.           Noncompetition and Nonsolicitation.

Contractor will remain subject to any existing noncompetition and nonsolicitation agreements with the Company.

6.           Nondisclosure and Confidentiality.

Except as may be requested by the Company in connection with this Agreement, Contractor will not at any time publish or disclose to third parties or use or authorize anyone else to publish or disclose or use any confidential or proprietary information of the Company, including without limitation customer lists, marketing plans, sales projections, profit margins, business plans, technical procedures, records, manuals, notes, schedules, trademarks, patent information, copyright material, or any other confidential or proprietary information relating to the Company's business.  The provisions of this Section 6 will survive the expiration, suspension, or termination of this Agreement for any reason.

7.           General.

7.1           Attorney Fees.  In the event of a dispute relating to the terms and conditions of this Agreement, the prevailing party in any arbitration or litigation will be awarded costs and reasonable attorney fees as determined by the court or arbitrator at trial and upon any appeal therefrom.

7.2           Governing Law.  This Agreement and all rights, obligations and liabilities hereunder will be construed and enforced in accordance with the laws of the State of Oregon (without application of conflicts of laws provisions).

7.3           Counterparts and Headings.  For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together constitute one and the same instrument.  Facsimile or pdf transmission of any signed original document, and the retransmission of any facsimile or pdf transmission, will be the same as delivery of any original document.  At the request of any party, the other parties thereto will confirm facsimile or pdf transmission signatures by signing and original document. All headings and captions of this Agreement are inserted for convenience of reference only and will not affect meaning or interpretation.

7.4           Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by the Company or any of its affiliates and Contractor and their respective heirs, successors and assigns.  Contractor may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

7.5           Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Contractor, and no course of conduct or course of dealing or failure or delay by any party in enforcing or exercising any of the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

7.6           Survival.  The provisions of this Section 7 will survive the expiration, suspension, or termination of this Agreement for any reason.

IN WITNESS WHEREOF, the undersigned have executed this Independent Contractor Agreement to be effective as of the Effective Date.

COMPANY:	MICROHELIX, INC.

	By	/s/ James M. Williams
James M. Williams
Director

MOORE ELECTRONICS, INC.

	By	/s/ James M. Williams
James M. Williams
Director

CONTRACTOR:		James E. Horswill
James E. Horswill